Exhibit 99.1

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Tel: 215-309-7700

www.hillintl.com

David L. Richter

President and Chief Executive Officer

Tel: 215-309-7701

davidrichter@hillintl.com

May 5, 2015

Via E-Mail

Thomas J. Campbell
President
DC Capital Partners, LLC
11 Canal Center Plaza, Suite 350
Alexandria, VA 22314

Dear Tom:

I am writing to you at the direction of the Board of Directors (the “Board”) of Hill International, Inc. (“Hill”) in response to your letter dated May 4, 2015.

Our Board carefully reviewed and discussed your unsolicited proposal at its regularly-scheduled meeting yesterday.  After thoroughly considering your proposal, the Board determined that your proposal substantially undervalues Hill’s common stock given the company’s current strategic plans and prospects for continued growth and stockholder value creation, among other considerations, and therefore that acceptance of your proposal is not in the best interests of our company or its stockholders.

Our Board has confidence in our strategic plan and the ability of our experienced management team to successfully execute it.  We plan to continue successfully attracting new clients and winning new projects throughout the world, where our global presence, depth of experience and outstanding professionals have created one of the very best professional firms in the global construction industry.

In light of the foregoing and for the reasons stated above, our Board has authorized me to inform you that it has unanimously rejected your proposal.

Best regards,

HILL INTERNATIONAL, INC.

David L. Richter
President and Chief Executive Officer